Exhibit 10.56
SEPARATION AGREEMENT AND GENERAL RELEASE
     This Separation Agreement and General Release (“Agreement”) is made and entered into by and between Kristine Dang (hereinafter referred to as “Employee”) and RedEnvelope Inc., its predecessors, successors, subsidiaries, related companies and affiliates (hereinafter referred to as the “Company”).
     The Company and the Employee have agreed to terminate their employment relationship effective January 23, 2006 (the “Separation Date”);
     The Employee does not have pending against the Company or any employee, agent, official, or director of the Company any claim, charge, or action in or with any federal, state, or local court or administrative agency; and
     The Employee wishes to receive the separation pay provided under this Agreement, receipt of which is expressly conditioned upon execution of this Release.
     NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this document, the payment of the separation pay under this Agreement, and in an effort to avoid unnecessary lawsuits, it is hereby agreed by and between the parties as follows:
     1. Separation Pay and Benefits. Provided the Employee signs and returns this Agreement AFTER January 23, 2006, but in any event no later than January 31, 2006, the Company will provide the Employee Separation pay and benefits as follows:
     (a) $137,500, less required withholding and authorized deductions, representing six (6) months salary to be paid in a lump sum within fourteen (14) days after the Employee signs and returns this Agreement;
     (b) provided the Employee is eligible for COBRA and makes a timely election of COBRA, the Company will reimburse her for COBRA benefits until she obtains alternative employment, for a period not to exceed six (6) months;
     (c) the Employee may retain her Company-provided laptop and printer, and the Employee acknowledges that she must make the laptop available to the Company before any payments will be made under this Agreement;
     (d) the Employee will be paid all accrued and unused PTO; in addition, the Employee will be paid her unused personal days for 2006; and
     (e) the Company agrees to recommend to the Compensation Committee that the Employee be given one year from the date of her resignation to exercise her stock options.
     The Employee agrees that the foregoing compensation and benefits constitutes the entire amount of monetary consideration provided to the Employee under this Agreement and that the Employee will not seek any further compensation for any other claimed damage, costs, or attorneys’ fees in connection with the matters encompassed in this Agreement.

     2. Non-Admission. This Agreement and compliance with this Agreement shall not be construed as an admission by the Company of any liability whatsoever, or as an admission by the Company of any violation of the rights of Employee or any person, violation of any order, law, statute, duty, or contract whatsoever against the Employee or any person. The Company specifically disclaims any liability to the Employee or any other person for any alleged violation of the rights of the Employee or any person, or for any alleged violation of any order, law, statute, duty, or contract on the part of the Company, its employees or agents or related companies or their employees or agents.
     3. Compensation And Benefits. Employee acknowledges and agrees that she has received all compensation, benefits, payments and reimbursements due to her by the Company, except for those specifically provided for in this Agreement and yet to be paid as set forth above.
     4. Employee’s Representations. The Employee represents that she has not filed any complaints, claims, or actions against the Company, its officers, agents, directors, supervisors, employees, or representatives with any state, federal, or local agency or court and that the Employee will not do so at any time hereafter (either on her account or as a member of a class) and that if any agency or court assumes jurisdiction of any complaint, claim, or action (including, without limitation, any class action) against the Company or its affiliated companies or any of their officers, agents, directors, supervisors, employees, or representatives on behalf of the Employee, the Employee will direct that agency or court to withdraw from or dismiss with prejudice the matter as to any claim made by her or on her behalf.
     5. Cooperation. The Employee shall make herself available to the Company in order to respond to reasonable requests for information pertaining to the Company. The Employee shall cooperate fully in connection with any and all existing or future litigations or investigations brought by or against the Company or any of its agents, officers, directors, or employees in which and to the extent Employee’s cooperation is necessary. In the event that Employee is subpoenaed in connection with any litigation or investigation, if legally permissible, Employee will promptly notify the Company and shall give the Company an opportunity to respond to such notice before taking any action or making any decision in connection with such subpoena. The Company will reimburse the Employee for reasonable out-of-pocket expenses incurred as a result of such cooperation.
     6. Waiver and Release. The Employee agrees that all rights under section 1542 of the Civil Code of the State of California are waived by the Employee. Section 1542 provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
     Notwithstanding the provisions of section 1542 of the Civil Code of the State of California, the Employee hereby irrevocably and unconditionally releases and forever discharges the Company and all of its past, present and future shareholders, directors, officers, employees, independent contractors, agents, divisions, subsidiaries, related companies, affiliates and assigns and all persons acting by, through, under, or in concert with any of them from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which the Employee at any time heretofore had or claimed to have or which the Employee may have or claim to have regarding events that have occurred as of the date of this Agreement, including, without limitation, any and all claims related or in any manner incidental to the Employee’s employment with the Company or the separation therefrom.
     The parties understand the word “claims” to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising out of the Employee’s employment with the Company and the Employee’s separation from the Company. All such claims (including related attorneys’ fees and costs) are forever barred by this Agreement regardless of whether those claims are based on any alleged breach of a duty arising in a statute, contract, or tort; any alleged unlawful act, including, without limitation, discrimination or harassment of any kind (including, without limitation: age, race, sex, national origin, marital status, religion, sexual orientation or preference, veteran’s preference, disability); any other claim or cause of action; and regardless of the forum in which it might be brought.
     By signing this Separation Agreement and General Release, the Employee agrees that she will not pursue any claim covered by this Release. If the Employee breaks this promise, the Employee agrees to pay the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims. The Employee should also understand that nothing in this release prevents the Employee from filing a charge or complaint with, or from participating in an investigation or proceeding conducted by the EEOC or any state or local agency which can act as a referral agency for the EEOC.
     7. Protective Agreements. The parties desire to provide for the protection of the business, goodwill, confidential, trade secret and/or other proprietary information of the Company. The Employee acknowledges that she will comply with the terms of her Confidential Information and Invention Assignment Agreement, dated February 26, 1999, which is attached hereto and incorporated herein by reference. Specifically, Employee agrees to the following:
     (a) Property of the Company. The Employee shall return to the Company by close of business no later than her Separation Date any and all Company property in her possession, including but not limited to Company cell phone, PDA, keys, building passes, credit cards, documents, files, and software, and all written information pertaining to the Company’s business. The Employee represents and warrants that, other than her Company laptop and printer, she has not and will not retain any property of the Company of any nature.
     (b) Non-Disparagement. The Employee agrees that she shall not at any time engage in any form of conduct, nor make any statements or representations, that disparage or otherwise impair the reputation, goodwill or interests of the Company, its agents, officers, directors or employees. All inquiries by potential future employers of Employee will be directed to the HR Director of the Company. Upon inquiry, the Company shall only state the following: Employee’s last position and dates of employment. Notwithstanding the foregoing, Employee shall be free to use any current or former employee or Board member of the Company as a personal reference.
     (c) Confidential Information. The Employee acknowledges that she has had access to confidential and proprietary information. The Employee acknowledges and agrees that she will not, at any time without the prior written authorization of the Chief Executive Officer of the Company, directly or indirectly use, divulge, furnish or make accessible to any person any confidential or proprietary information, but instead shall keep all such information strictly and absolutely confidential. Further, the Employee shall, by her Separation Date, return to the Company all confidential and proprietary information in her possession. Nothing contained in this paragraph shall be construed as a non-competition agreement; however, this confidentiality agreement applies to any and all of the Employee’s activities with respect to prospective or actual employers and in the case of self-employment.
     8. Representations. The parties acknowledge that they do not rely and have not relied upon any representation or statement made by any of the parties other than those specifically stated in this written Agreement.
     9. Successors. This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors and assigns. The Employee expressly warrants that the Employee has not transferred to any person or entity any rights, causes of action, or claims released in this Agreement.
     10. Severability. Should any provision of this Agreement be declared or be determined by an arbitrator or any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement.
     11. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof.
     12. Controlling Law. This Agreement shall in all respects be governed and construed in accordance with the laws of the State of California.
     13. Interpretation. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto.
     14. Amendment. Any amendment to this Agreement shall be made in writing and signed by the parties hereto. No oral amendment shall be enforceable by either party.
     15. Waiver. No claim or right arising out of a breach or default under this Agreement can be discharged by a waiver of that claim or right unless the waiver is in writing and signed by the party hereto to be bound by such waiver. A waiver by either party hereto of a breach or default by the other party of any provision of this Agreement shall not be deemed a waiver of future compliance therewith and such Agreement in its entirety shall remain in full force and effect.

     16. Counterpart Execution. This Agreement may be executed in counterparts and such counterparts when taken together shall constitute one agreement.

EMPLOYEE		REDENVELOPE INC.

/s/ Kristine Dang		By: /s/ Alison L. May

Kristine Dang

Date:	1/23/06	Date: January 23, 2006